AMENDMENT TO RECOGNITION AND RETENTION PLAN
This amendment (the “Amendment”), dated October 22, 2015 (the “Amendment Date”), is made by the Board of Directors (the “Board”) of the New York Mercantile Exchange (“NYMEX”). On August 3, 1994, NYMEX adopted the Recognition and Retention Plan for Members of the COMEX Division of New York Mercantile Exchange (the “Plan”). This Amendment modifies the terms of that Plan.
RECITALS

A.	WHEREAS, pursuant to Article VI, Section 3 of the Plan, the Board has the power to amend the Plan upon the affirmative vote of a majority of the members of the Board; and

B.
WHEREAS, the Board has determined that, in compliance with Article V, Section 3(f) of the Plan, that this Amendment is not “to the detriment of the benefits” of any Participant (as defined in the Plan); and

C.
WHEREAS, Article V, Section 3(c) requires NYMEX to pay certain amounts on an annual basis into the Account (as defined in the Plan) and the Board desires to amend such requirements and replace such annual requirements with a current lump sum payment intended to preserve the assets of the Account at an actuarially determined level to cover all future payments to Participants (as defined in the Plan) and/or their Beneficiaries (as defined in the Plan) under the Plan; and

D.	WHEREAS the Board now wishes to amend the terms of the Plan as provided hereto.
AMENDMENT
NOW THEREFORE, notwithstanding any prior agreements, the Board hereby amends the Plan as follows:

1.
No Annual Payments. Beginning on the Amendment Date and as a result of the payment described in Section 2 below but subject to Section 3 below, NYMEX shall no longer be required to make any annual payments to the Account in connection with the provisions of Article V, Section 3(c) of the Plan.

2.
Lump Sum Payment. Before December 31, 2015, NYMEX shall make a one-time payment to the Account in an amount intended to preserve the assets of the Account at an actuarially determined level to cover all future payments to Participants (as defined in the Plan) and/or their Beneficiaries (as defined in the Plan) under the Plan.

3.
Resumption of Annual Payments; Availability of General Corporate Funds. In the event of a future shortfall in the Account as payments under the Plan become due, NYMEX shall resume annual payments required by Article V, Section 3(c) of the Plan until the plan is funded to an amount capable of preserving the assets of the Account at an actuarially determined level to cover all future payments to Participants (as defined in the Plan) and/or their Beneficiaries (as defined in the Plan) under the Plan. In addition, before the Account is fully funded, NYMEX may pay any amounts owed to Participants from the general corporate funds of NYMEX or make any additional contributions to the Account at their discretion. To the extent the Account is fully funded pursuant to Sections 2 and 3 hereto, Article V, Section 3(g) shall be of no further force and effect.

4.
Plan Otherwise Unaffected. Except as specifically set forth above in this Amendment, the Plan is otherwise unaffected and shall continue in full force and effect in accordance with its terms and the recitals set forth above are hereby incorporated into this Amendment. To the extent that there is a conflict between this Amendment and the Plan, the terms of this Amendment will prevail.

5.	Counterparts. This Amendment may be executed in any number of counterparts. All of such counterparts together shall constitute one document at such time as the counterparts are executed.
The Board hereby authorizes any member of the Retirement Committee to sign and adopt the foregoing amendment to the Plan.
IN WITNESS WHEREOF, the undersigned, a member of the Retirement Committee, hereby adopts the foregoing amendment to the Plan effective the 22 day of October 2015.

By: /s/ Hilda Harris Piell
________________________________
Retirement Committee Member

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